Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

July 7, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Car Charging Group, Inc.

Miami Beach, Florida

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 8-K/A, Current Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Car Charging Group, Inc., of our report dated June 24, 2014, relating to the financial statements of Beam Charging, LLC as of and for the years ending December 31, 2012 and 2011 and for the period from inception (December 31, 2010) to December 31, 2012.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar PLLC

Bingham Farms, MI